Exhibit 10.2

OFFICE LEASE AGREEMENT

Between

Landlord: V.V. GEORGIA, L.P., a Delaware limited partnership

and

Tenant: TRIS SECURITY CORPORATION, a Georgia corporation

Dated:   June 29, 2005

TABLE OF CONTENTS

LEASE AGREEMENT

A.	PREMISES/TERM/POSSESSION

1.	PREMISES
2.	LEASE TERM
3.	LANDLORD’S FAILURE TO GIVE POSSESSION
4.	QUIET ENJOYMENT

B.	RENT/PAYMENT/SECURITY DEPOSIT

5.	BASE RENT
6.	RENT PAYMENT
7.	OPERATING EXPENSES/TAXES/ELECTRICITY
8.	LATE CHARGE
9.	PARTIAL PAYMENT
10.	SECURITY DEPOSIT

C.	USE/LAWS/RULES

11.	USE OF PREMISES
12.	COMPLIANCE WITH LAWS
13.	WASTE DISPOSAL
14.	RULES AND REGULATIONS

D.	SERVICES/TENANT BUILDOUT

15.	SERVICES
16.	TELEPHONE AND DATA EQUIPMENT
17.	SIGNS
18.	PARKING
19.	STORAGE
20.	BUILDOUT ALLOWANCE AND TENANT FINISHES
21.	FORCE MAJEURE

E.	REPAIRS/ALTERATIONS/CASUALTY/CONDEMNATION

22.	REPAIRS BY LANDLORD
23.	REPAIRS BY TENANT
24.	ALTERATIONS AND IMPROVEMENTS/LIENS
25.	DESTRUCTION OR DAMAGE
26.	EMINENT DOMAIN
27.	DAMAGE OR THEFT OF PERSONAL PROPERTY

F.	INSURANCE/INDEMNITIES/WAIVER/ESTOPPEL

28.	INSURANCE; WAIVERS
29.	INDEMNITIES
30.	ACCEPTANCE AND WAIVER
31.	ESTOPPEL

G.	DEFAULT/REMEDIES/SURRENDER/HOLDING OVER

32.	NOTICES
33.	ABANDONMENT OF PREMISES
34.	DEFAULT

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35.	REMEDIES
36.	SERVICE OF NOTICE
37.	ADVERTISING
38.	SURRENDER OF PREMISES
39.	CLEANING PREMISES
40.	REMOVAL OF FIXTURES
41.	HOLDING OVER
42.	ATTORNEY’S FEES
43.	MORTGAGEE’S RIGHTS

H.	LANDLORD ENTRY/RELOCATION/ASSIGNMENT AND SUBLETTING

44.	ENTERING PREMISES
45.	RELOCATION
46.	ASSIGNMENT AND SUBLETTING

I.	SALE OF BUILDING; LIMITATION OF LIABILITY

47.	SALE
48.	LIMITATION OF LIABILITY

J.	BROKERS/CONSTRUCTION/AUTHORITY

49.	BROKER DISCLOSURE
50.	DEFINITIONS
51.	CONSTRUCTION OF THIS AGREEMENT
52.	NO ESTATE IN LAND
53.	PARAGRAPH TITLES; SEVERABILITY
54.	CUMULATIVE RIGHTS
55.	WAIVER OF JURY TRIAL
56.	ENTIRE AGREEMENT
57.	SUBMISSION OF AGREEMENT
58.	AUTHORITY
59.	GUARANTY

K.	SPECIAL STATE LAW REQUIREMENTS/SPECIAL TENANT STIPULATIONS

60.	STATE OR LOCAL LAW PROVISIONS
61.	SPECIAL STIPULATIONS
62.	OFAC CERTIFICATION

LIST OF EXHIBITS

A	Legal Description
A-1	Plan of Premises
B	Work Letter
C	Substantial Completion/Acceptance Letter
D	Rules and Regulations
E	HVAC Specifications
F	INTENTIONALLY OMITTED
G	INTENTIONALLY OMITTED
H	Special Stipulations
I	INTENTIONALLY OMITTED

BASIC LEASE PROVISIONS

The following sets forth some of the Basic Provisions of the Lease. In the event of any conflict between the terms of these Basic Lease Provisions and the referenced Sections of the Lease, the referenced Sections of the Lease shall control. In addition to the following Basic Lease Provisions, all of the other terms and conditions and sections of the Office Lease Agreement hereinafter set forth are hereby incorporated as an integral part of this Summary.

1.	Building (See Section 1):	11675 Great Oaks Way Alpharetta, Georgia 30022

2.	Premises (See Section 1):

	Suite:	120
	Floor:	1st
	Rentable Square Feet:	2,675

3.	Term (See Section 2):	39 full calendar months
	Target Commencement Date:	September 1, 2005 subject to Section 2
	Target Expiration Date:	November 30, 2008 subject to Section 2

4.	Base Rent (See Section 5):

		Rate Per Rentable
		Square Foot of	Monthly
	Lease Term	Premises	Installment
	September 1, 2005 – November 30, 2005	$0.00	$0.00
	December 1, 2005 – August 31, 2006	$18.50	$4,123.96
	September 1, 2006 – August 31, 2007	$19.06	$4,247.68
	September 1, 2007 – August 31, 2008	$19.63	$4,376.26
	September 1, 2008 – November 30, 2008	$20.22	$4,507.38

5.	Rent Payment Address (See Section 5)
	Jones Lang LaSalle as agent for Royal Centre One
	11675 Great Oaks Way, Suite 144B
	Alpharetta, Georgia 30022

6.	Base Year (See Section 7)

	Tax Base Year:	2005
	Operating Expense Base Year:	2005
	Electricity Cost Base Year:	2005

7.	Tenant’s Share (See Section 7):	1.759%

8.	Security Deposit (See Section 10):	$8,247.92

9.	Parking Spaces (See Section 18):	5.5 unreserved spaces per 1,000 rentable square feet of Premises

10.	Tenant Improvement Allowance (See Section 20):	$8.00 per rentable square foot

11.	Tenant’s Liability Insurance (See Section 28):	$2,000,000.00

12.	Landlord’s Broker (See Section 49):	Jones Lang LaSalle Americas, Inc.

	Tenant’s Broker (See Section 49):	Coldwell Banker Commercial NRT

13.	Notice Address (See Section 32)

	Landlord	Tenant

	VV Georgia, L.P. c/o Invesco Real Estate 1166 Avenue of the Americas 26th Floor New York, New York 10036-2727 Attn: VV Asset Manager	Tri-S Security 11675 Great Oaks Way Suite 120 Alpharetta, Georgia 30022

14.	Guarantor (See Section 59):	INTENTIONALLY OMITTED

IN WITNESS WHEREOF, Landlord and Tenant have executed this instrument as of the date set forth on the first page hereof.

LANDLORD:

V.V. GEORGIA, L.P., a Delaware limited partnership

By: INVESCO Real Estate
Germany, L.P - Asset Manager

Witness	By:	/s/ Cavarly E.B. Garrett
	Name:	Cavarly E.B. Garrett
	Title:	Authorized Agent

TENANT:

TRIS SECURITY CORPORATION, a
Georgia corporation

Witness	By:	/s/ Wayne Stallings
FTS: CFO

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OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (hereinafter called the “Lease”) is made and entered into as of the date appearing on the first page hereof by and between the Landlord and Tenant identified above.

A.            Premises/Term/Possession

1.             Premises. Landlord does hereby rent and lease to Tenant and Tenant does hereby rent and lease from Landlord, for general office purposes of a type customary for first-class office buildings, the Premises located in the Building identified in the Basic Lease Provisions, situated on the real property described in Exhibit “A” attached hereto (the “Property”), such Premises as all further shown by diagonal lines on the drawing attached hereto as Exhibit “A-1” and made a part hereof by reference. The Premises shall be prepared for Tenant’s occupancy in the manner and subject to the provisions of Exhibit “B” attached hereto and made a part hereof. Landlord and Tenant agree that the number of rentable square feet described in Paragraph 2 of the Basic Lease Provisions has been confirmed and conclusively agreed upon by the parties. No easement for light, air or view is granted hereunder or included within or appurtenant to the Premises.

2.             Lease Term.  Tenant shall have and hold the Premises for the term (“Term”) identified in the Basic Lease Provisions commencing on the date (the “Commencement Date”) which is the earlier of (i) five (5) days after the date on which Landlord notifies Tenant that the Premises are substantially complete (or would have been substantially complete but for any delays caused by Tenant, its agents and employees) or (ii) the date Tenant first occupies all or any portion of the Premises for the conduct of its business, and shall terminate at midnight on the last day of the Term (the “Expiration Date”), unless sooner terminated or extended as hereinafter provided. Promptly following the Commencement Date, Landlord and Tenant shall enter into a letter agreement in the form attached hereto as Exhibit “C”, specifying and/or confirming the Commencement Date and the Expiration Date (and the number of rentable square feet contained within the Premises and the amount of Base Rent payable hereunder for each Lease Year (as defined in Section 5 below), if such numbers as finally determined differ from those set forth in the Basic Lease Provisions).

3.             Landlord’s Failure to Give Possession. Landlord shall not be liable for damages to Tenant for failure to deliver possession of the Premises to Tenant if such failure is due to any previous tenant’s failure to vacate the Premises, except that the commencement of the Term shall be delayed until Landlord delivers possession of the Premises to Tenant (so long as Tenant is not responsible for such failure or delay). Landlord will use all commercially reasonable efforts to deliver possession of the Premises to Tenant by the Commencement Date of the Term.

4.             Quiet Enjoyment. Tenant, upon payment in full of the required Rent and full performance of the terms, conditions, covenants and agreements contained in this Lease, shall peaceably and quietly have, hold and enjoy the Premises during the Term hereof. Landlord shall not be responsible for the acts or omissions of any other tenant, Tenant or third party that may interfere with Tenant’s use and enjoyment of the Premises.

B.            Rent/Payment/Security Deposit.

5.             Base Rent. Tenant shall pay to Landlord, at the address stated in the Basic Lease Provisions or at such other place as Landlord shall designate in writing to Tenant, annual base rent (“Base Rent”) in the amounts set forth in the Basic Lease Provisions. The term “Lease Year”, as used in the Basic Lease Provisions and throughout this Lease, shall mean each and every consecutive twelve (12) month period during the Term of this Lease, with the first such twelve (12) month period commencing on the Commencement Date; provided, however, if the Commencement Date occurs other than on the first day of a calendar month, the first Lease Year shall be that partial month plus the first full twelve (12) months thereafter.

6.             Rent Payment.  The Base Rent for each Lease Year shall be payable in equal monthly installments, due on the first day of each calendar month, in advance, in legal tender of the United States of America, without abatement, demand, deduction or offset whatsoever, except as may be expressly provided in this Lease. One full monthly installment of Base Rent shall be due and payable on the date of execution of this Lease by Tenant and shall be applied to the first month’s Base Rent, and a like monthly installment of Base Rent shall be due and payable on or before the first day of each calendar month following the Commencement Date during the Term hereof (provided, that if the Commencement Date should be a date other than the first day of a calendar month, the monthly Base Rent installment paid on the date of execution of this Lease by Tenant shall be prorated to that partial calendar month, and the excess shall be applied as a credit against the next monthly Base Rent installment). Tenant shall pay, as Additional Rent, all other sums due from Tenant under this Lease (the term “Rent”, as used herein, means all Base Rent, Additional Rent and all other amounts payable hereunder from Tenant to Landlord).

7.             Operating Expenses/Taxes/Electricity Costs.

(a)           Tenant agrees to reimburse Landlord throughout the Term, as Additional Rent hereunder, for Tenant’s Share (as defined below) of: (i) the annual Operating Expenses (as defined below) in excess of the Operating Expenses for the Operating Expense Base Year set forth in the Basic Lease Provisions (hereinafter called the “Base Year Expense Amount”); (ii) the annual Taxes (as defined below) in excess of the Taxes for the Tax Base Year set forth in the Basic Lease Provisions (hereinafter called the “Base Year Tax Amount”); and (iii) the annual Electricity Costs (as defined below) in excess of the Electricity Costs for the Electricity Cost Base Year set forth in the Basic Lease Provisions (hereinafter called the “Base Year Electricity Costs”). The term “Tenant’s Share” as used in this Lease shall mean the percentage determined by dividing the rentable square footage of the Premises by the rentable square footage of the Building. Landlord and Tenant hereby agree that Tenant’s Share with respect to the Premises initially demised by this Lease is the percentage amount set forth in the Basic Lease Provisions. Tenant’s Share of excess Operating Expenses, excess Taxes and excess Electricity Costs for any calendar year shall be appropriately prorated for any partial year occurring during the Term.

(b)           “Operating Expenses” shall mean all of those expenses of operating, servicing, managing, maintaining and repairing the Property, Building, and all parking areas and all related common areas (as well as the reasonable allocation by Landlord of any expenses incurred and related to facilities located on other property but serving the Property, if the Property is part of a project involving more than one building and/or property). Operating Expenses shall include, without limitation, the following: (1) insurance premiums and deductible amounts, including, without limitation, for commercial general liability, “all risks” property, rent loss and other coverages carried by Landlord on the Building and Property; (2) all costs related to the providing of water, heating, lighting, ventilation, sanitary sewer, air conditioning and other utilities in the Building, but specifically excluding the costs of electricity or power charges incurred in connection with such services or the costs of providing electricity or power throughout the Building, and further excluding those utility charges actually paid separately by Tenant or any other tenants of the Building; (3) janitorial and maintenance expenses, including: (a) janitorial services and janitorial supplies and other materials used in the operation and maintenance of the Building; and (b) the cost of maintenance and service agreements on equipment, window cleaning, grounds maintenance, pest control, security, trash and snow removal, and other similar services or agreements; (4) management fees (or a charge equal to fair market management fees if Landlord provides its own management services) and the market rental value of a management office; (5) the costs, including interest, amortized over the applicable useful life, of any capital improvement made to the Building by or on behalf of Landlord which is required under any governmental law or regulation (or any judicial interpretation thereof) that was not applicable to the Building as of the date of this Lease, and of the acquisition and installation of any device or equipment designed to improve the operating efficiency of any system within the Building which is reasonably intended to reduce Operating Expenses or which is acquired to improve the safety of the Building or Property; (6) all services, supplies, repairs, replacements or other expenses directly and reasonably associated with servicing, maintaining, managing and operating the Building, including, but not limited to the lobby, vehicular and pedestrian traffic areas and other common use areas; (7) wages and salaries of Landlord’s employees (not above the level of Building or Property Manager or whatever title represents the on-site management representative primarily responsible for management of the Building) engaged in the maintenance, operation, repair and services of the Building, including taxes, insurance and customary fringe benefits; (8) legal and accounting costs (but not including legal costs incurred in collecting delinquent rent from any occupants of the Property); (9) costs to maintain and repair the Building and Property; (10) landscaping and security costs unless Landlord hires a third party to provide such services pursuant to a service contract and the cost of that service contract is already included in Operating Expenses as described above; (11) if the Building is part of a multi-building project, the Building’s allocated share (as reasonably determined by Landlord) of those expenses incurred on a project-wide basis benefiting the Building and/or Property including, without limitation, costs in connection with (i) landscaping, (ii) utility and road repairs, (iii) security, and (iv) signage installation, replacement and repair; (12) costs and expenses of repair or replacement of common area finishes.

Operating Expenses shall specifically further exclude, however, the following: (1) costs of alterations of tenant spaces (including all tenant improvements to such spaces); (2) costs of capital improvements, except as provided in the preceding paragraph; (3) depreciation, interest and principal payments on mortgages, and other debt costs, if any; (4) real estate brokers’ leasing commissions or compensation and advertising and other marketing expenses; (5) payments to affiliates of the Landlord for goods and/or services in excess of what would be paid to non-affiliated parties for such goods and/or services in an arm’s length transaction; (6) costs or other services or work performed for the singular benefit of another tenant or occupant (other than for common areas of the Building); (7) legal, space planning, construction, and other expenses incurred in procuring tenants for the Building or renewing or amending leases with existing tenants or occupants of the Building; (8) costs of advertising and public relations and promotional costs and attorneys’ fees associated with the leasing of the Building; (9) any expense for which Landlord actually receives reimbursement from insurance, condemnation awards, other tenants or any other source; (10) costs incurred in connection with the sale, financing, refinancing, mortgaging, or other change of ownership of the Building; (11) all expenses in connection with the installation, operation and maintenance of any observatory, broadcasting facilities, luncheon club, athletic or recreation club, cafeteria, dining facility, or other facility not generally available to all office tenants of the Building, including Tenant; (12) Taxes; and (13) rental under any ground or underlying lease or leases.

(c)           “Taxes” shall mean all taxes and assessments of every kind and nature which Landlord shall become obligated to pay with respect to each calendar year of the Term or portion thereof because of or in any way connected with the ownership, leasing, and operation of the Building and the Property, subject to the following: (i) the amount of ad valorem real and personal property taxes against Landlord’s real and personal property to be included in Taxes shall be the amount required to be paid for any calendar year, notwithstanding that such Taxes are assessed for a different calendar year (the amount of any tax refunds received by Landlord during the Term of this Lease shall be deducted from Taxes for the calendar year to which such refunds are attributable); (ii) the amount of special taxes and special assessments to be included shall be limited to the amount of the installments (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment payable for the calendar year in respect of which Taxes are being determined; (iii) the amount of any tax or excise levied by the State or the City where the Building is located; any political subdivision of either, or any other taxing body, on rents or other income from the Property (or the value of the leases thereon) to be included shall not be greater than the amount which would have been payable on account of such tax or excise by Landlord during the calendar year in respect of which Taxes are being determined had the income received by Landlord from the Building [excluding amounts payable under this subparagraph (iii)] been the sole taxable income of Landlord for such calendar year; (iv) there shall be excluded from Taxes all income taxes [except those which may be included pursuant to the preceding subparagraph (iii) above], excess profits taxes, franchise, capital stock, and inheritance or estate taxes; (v) if any portion of the Taxes in the Tax Base Year includes an assessment which is no longer payable in a subsequent calendar year, the Taxes for the Tax Base Year shall be adjusted to eliminate the amount of the annual assessment originally included therein; and (vi) Taxes shall also include Landlord’s reasonable costs and expenses (including reasonable attorneys’ fees) in contesting or attempting to reduce any Taxes assessed for a different calendar year. Landlord agrees to consult with a real estate tax consultant or advisor engaged by it from time to time and in the exercise of reasonable and prudent ownership judgment contest any unreasonable tax assessment to the extent such tax counsel advises Landlord that a reasonable basis exists therefor.

(d)           “Electricity Costs” shall mean all of those costs and expenses of every kind and nature whatsoever which Landlord shall incur in connection with providing various electricity and power services to the Building, or any portion thereof, or to the tenant spaces located therein, including the Premises, with respect to each calendar year of the Term or portion thereof, but specifically excluding electricity or power charges actually paid by Tenant or other tenants of the Building directly to the provider of such services or paid to Landlord on account of excess usage or overtime charges.

(e)           Landlord shall, on or before the Commencement Date and as soon as reasonably possible after the commencement of each calendar year thereafter, provide Tenant with a statement of the estimated monthly installments of Tenant’s Share of excess Operating Expenses, excess Taxes and excess Electricity Costs which will be due for the remainder of the calendar year in which the Commencement Date occurs or for the next ensuing calendar year, as the case may be. Landlord agrees to keep books and records showing the Operating Expenses in accordance with generally accepted accounting principles (as modified for office buildings in a manner comparable to other similar buildings in the commercial area where the Building is located) and practices consistently maintained on a year-to-year basis in compliance with such provisions of this Lease as may affect such accounts, and Landlord shall deliver to Tenant within one hundred twenty (120) days after the close of each calendar year (subject to any delays beyond the reasonable control of Landlord to prevent) (including the calendar year in which this Lease terminates), a statement (“Landlord’s Statement”) containing the following: (1) a statement that the books and records covering the operation of the Building have been maintained in accordance with the requirements in this subparagraph (e); (2) the amount of any increases in the Operating Expenses for such calendar year in excess of the Operating Expenses for the Operating Expense Base Year; (3) the amount of any increases in the Taxes for such calendar year in excess of the Taxes for the Tax Base Year; and (4) the amount of any increases in the Electricity Costs for such calendar year in excess of the Electricity Costs for the Electricity Cost Base Year. Upon reasonable prior written request given not later than thirty (30) days following the date Landlord’s Statement is delivered to Tenant, Landlord will provide Tenant detailed documentation to support such Landlord’s Statement or provide Tenant with the opportunity to review such supporting information. If Tenant does not notify Landlord of any objection to Landlord’s Statement within ninety (90) days after the later of delivery of Landlord’s Statement or such requested supporting documentation, Tenant shall be deemed to have accepted Landlord’s Statement as true and correct and shall be deemed to have waived any right to dispute the excess Operating Expenses, Taxes and/or Electricity Costs due pursuant to that Landlord’s Statement.

(i)            Tenant shall pay to Landlord, together with its monthly payment of Base Rent as provided in Section 5 above, as Additional Rent hereunder, the estimated monthly installment of Tenant’s Share of the excess Operating Expenses, Taxes and Electricity Costs for the calendar year in question. At the end of any calendar year, if Tenant has paid to Landlord an amount in excess of Tenant’s Share of excess Operating Expenses, Taxes and Electricity Costs for such calendar year, Landlord shall reimburse to Tenant any such excess amount (or shall apply any such excess amount to any amount then owing to Landlord hereunder, and if none, to the next due installment or installments of Additional Rent due hereunder, at the option of Landlord). At the end of any calendar year if Tenant has paid to Landlord less than Tenant’s Share of excess Operating Expenses, Taxes and Electricity Costs for such calendar year, Tenant shall pay to Landlord any such deficiency within thirty (30) days after Tenant receives the annual statement.

(ii)           For the calendar year in which this Lease terminates and is not extended or renewed, the provisions of this Section shall apply, but Tenant’s Share for such calendar year shall be subject to a pro rata adjustment based upon the number of days prior to the expiration of the Term of this Lease. Tenant shall make monthly estimated payments of the pro rata portion of Tenant’s Share for such calendar year (in the manner provided above) and when the actual prorated Tenant’s Share for such calendar year is determined, Landlord shall send Landlord’s Statement to Tenant for such year and if such Statement reveals that Tenant’s estimated payments for the prorated Tenant’s Share for such calendar year exceeded the actual prorated Tenant’s Share for such calendar year, Landlord shall include a refund for that amount along with the Statement (subject to offset in the event Tenant is in default hereunder). If Landlord’s Statement reveals that Tenant’s estimated payments for the prorated Tenant’s Share for such calendar year were less than the actual prorated Tenant’s Share for such calendar year, Tenant shall pay the shortfall to Landlord within thirty (30) days after the date of receipt of Landlord’s Statement.

(iii)          If the Building is less than ninety-five percent (95%) occupied throughout any calendar year of the Term, then the actual Operating Expenses for the calendar year in question (as well as the Operating Expenses for the Operating Expense Base Year) which vary with occupancy levels in the Building (e.g. elevator maintenance, management fees) shall be increased to the amount of Operating Expenses which Landlord reasonably determines would have been incurred during that calendar year if the Building had been at least 95% occupied throughout such calendar year. If the provisions of this subsection are applied in any calendar year, the Base Expense Amount shall likewise be adjusted to reflect such level of occupancy.

8.             Late Charge.  Other remedies for non-payment of Rent notwithstanding, if any monthly installment of Base Rent or Additional Rent is not received by Landlord on or before the date due, or if any payment due Landlord by Tenant which does not have a scheduled due date is not received by Landlord on or before the tenth (10th) day following the date Tenant was invoiced, a late charge of five percent (5%) of such past due amount shall be immediately due and payable as Additional Rent and interest shall accrue on all delinquent amounts from the date past due until paid at the lower of a rate of one and one-half (1-1/2%) percent per month or fraction thereof from the date such payment is due until paid (Annual Percentage Rate = 18%), or the highest rate permitted by applicable law.

9.             Partial Payment.  No payment by Tenant or acceptance by Landlord of an amount less than the Rent herein stipulated shall be deemed a waiver of any other Rent due. No partial payment or endorsement on any check or any letter accompanying such payment of Rent shall be deemed an accord and satisfaction, but Landlord may accept such payment without prejudice to Landlord’s right to collect the balance of any Rent due under the terms of this Lease or any late charge assessed against Tenant hereunder.

10.           Security Deposit.  Tenant shall pay Landlord the amount identified as the Security Deposit in the Basic Lease Provisions (hereinafter referred to as “Security Deposit”) as evidence of good faith on the part of Tenant in the fulfillment of the terms of this Lease, which shall be held by the Landlord during the Term of this Lease, or any renewal thereof. Under no circumstances will Tenant be entitled to any interest on the Security Deposit. The Security

Deposit may be used by Landlord, at its discretion, to apply to any amount owing to Landlord hereunder, or to pay the expenses of repairing any damage to the Premises, except natural wear and tear occurring from normal use of the Premises, which exists on the day Tenant vacates the Premises, but this right shall not be construed to limit Landlord’s right to recover additional sums from Tenant for damages to the Premises. In addition to any other rights available to Landlord hereunder, the Security Deposit shall be forfeited in any event if Tenant fails to occupy the Premises for the full Term of this Lease, or if this Lease should for any reason whatsoever be terminated prior to the Expiration Date of the Term, or of any renewal thereof. If there are no payments to be made from the Security Deposit as set out in this paragraph, or if there is any balance of the Security Deposit remaining after all payments have been made, the Security Deposit, or such balance thereof remaining, will be refunded to the Tenant within thirty (30) days after fulfillment by Tenant of all obligations hereunder (including payment of the balance of any year-end reconciliation). In no event shall Tenant be entitled to apply the Security Deposit to any Rent due hereunder. In the event of an act of bankruptcy by or insolvency of Tenant, or the appointment of a receiver for Tenant or a general assignment for the benefit of Tenant’s creditors, then the Security Deposit shall be deemed immediately assigned to Landlord. The right to retain the Security Deposit shall be in addition and not alternative to Landlord’s other remedies under this Lease or as may be provided by law and shall not be affected by summary proceedings or other proceedings to recover possession of the Premises. Upon sale or conveyance of the Building, Landlord may transfer or assign the Security Deposit to any new owner of the Premises, and upon such transfer all liability of Landlord for the Security Deposit shall terminate. Landlord shall be entitled to commingle the Security Deposit with its other funds.

C.            Use/Laws/Rules.

11.           Use of Premises.

(a)           Tenant shall use and occupy the Premises for general office purposes of a type customary for office buildings of the same type and quality as the Building and for no other purpose. The Premises shall not be used for any illegal purpose, nor in violation of any valid regulation of any governmental body, nor in any manner to create any nuisance or trespass, nor in any manner which will void the insurance or increase the rate of insurance on the Premises or the Building, nor in any manner inconsistent with the first-class nature of the Building.

(b)           Tenant shall not cause or permit the receipt, storage, use, location or handling on the Property (including the Building and Premises) of any product, material or merchandise which is explosive, highly inflammable, or a “hazardous or toxic material,” as that term is hereafter defined. “Hazardous or toxic material” shall include all materials or substances which have been determined to be hazardous to health or the environment and are regulated or subject to all applicable laws, rules and regulations from time to time, including, without limitation hazardous waste (as defined in the Resource Conservation and Recovery Act); hazardous substances (as defined in the Comprehensive Emergency Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act); gasoline or any other petroleum product or by-product or other hydrocarbon derivative; toxic substances, (as defined by the Toxic Substances Control Act); insecticides, fungicides or rodenticide, (as defined in the Federal Insecticide, Fungicide, and Rodenticide Act); asbestos and radon and substances determined to be hazardous under the Occupational Safety and Health Act or regulations promulgated thereunder. Notwithstanding the foregoing, Tenant shall not be in breach of this provision as a result of the presence in the Premises of minor amounts of hazardous or toxic materials which are in compliance with all applicable laws, ordinances and regulations and are customarily present in a general office use (e.g., copying machine chemicals and kitchen cleansers).

(c)           Without limiting in any way Tenant’s obligations under any other provision of this Lease, Tenant and its successors and assigns shall indemnify, protect, defend (with counsel approved by Landlord) and hold Landlord, its partners, officers, directors, shareholders, employees, agents, lenders, contractors and each of their respective successors and assigns (the “Indemnified Parties”) harmless from any and all claims, damages, liabilities, losses, costs and expenses of any nature whatsoever, known or unknown, contingent or otherwise (including, without limitation, attorneys’ fees, litigation, arbitration and administrative proceedings costs, expert and consultant fees and laboratory costs, as well as damages arising out of the diminution in the value of the Premises or any portion thereof, damages for the loss of the Premises, damages arising from any adverse impact on the marketing of space in the Premises, and sums paid in settlement of claims), which arise during or after the Term in whole or in part as a result of the presence or suspected presence of any hazardous or toxic materials, in, on, under, from or about the Premises due to Tenant’s acts or omissions, on or about the Premises, unless such claims, damages, liabilities, losses, costs and expenses arise out of or are caused by the negligence or willful misconduct of any of the Indemnified Parties. Landlord and its successors and assigns shall indemnify and hold Tenant and its successors and assigns harmless against all such claims or damages if arising out of or caused by the negligence or willful misconduct of Landlord, its agents or employees. The indemnities contained herein shall survive the expiration or earlier termination of this Lease.

12.           Compliance with Laws. Tenant and Landlord shall operate the Premises and Building respectively in compliance with all applicable federal, state, and municipal laws, ordinances and regulations (including, without limitation, the Americans with Disabilities Act) and shall not knowingly, directly or indirectly, make any use of the Premises or Building which is prohibited by any such laws, ordinances or regulations.

13.           Waste Disposal.

(a)           All normal trash and waste (i.e., waste that does not require special handling pursuant to subparagraph (b) below) shall be disposed of through the janitorial service.

(b)           Tenant shall be responsible for the removal and disposal of any waste deemed by any governmental authority having jurisdiction over the matter to be hazardous or infectious waste or waste requiring special handling, such removal and disposal to be in accordance with any and all applicable governmental rules, regulations, codes, orders or requirements. Tenant agrees to separate and mark appropriately all waste to be removed and disposed of through the janitorial service pursuant to (a) above and hazardous, infectious or special waste to be removed and disposed of by Tenant pursuant to this subparagraph (b). Tenant hereby indemnifies and holds harmless Landlord from and against any loss, claims, demands, damage or injury Landlord may suffer or sustain as a result of Tenant's failure to comply with the provisions of this subparagraph (b).

14.           Rules and Regulations.  The rules and regulations in regard to the Building, a copy of which is attached hereto as Exhibit “D,” and all reasonable rules and regulations and modifications thereto which Landlord may hereafter from time to time adopt and promulgate after notice thereof to Tenant, for the government and management of the Building, are hereby made a part of this Lease and shall during the Term be observed and performed by Tenant, its agents, employees and invitees.

D.            Services/Tenant Buildout.

15.           Services.

(a)           The normal business hours of the Building shall be from 8:00 A. M. to 6:00 P.M. on Monday through Friday, and at such other hours and times as determined by Landlord to be required for the majority of the occupants of the Building, exclusive of Building holidays as reasonably designated by Landlord (“Building Holidays”). Initially and until further notice by Landlord to Tenant, the Building Holidays shall be: New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving (and the day after Thanksgiving) and Christmas. Landlord shall furnish the following services during the normal business hours of the Building except as noted:

(i)            Elevator service for passenger needs at all times, and for delivery needs during normal business hours;

(ii)           Air conditioning reasonably adequate to cool the Premises and heat reasonably adequate to warm the Premises in accordance with the standards set forth on the HVAC Specifications shown on Exhibit “E” attached hereto and made a part hereof, subject to governmental regulations (so long as the occupancy level of the Premises and the heat generated by electrical lighting and fixtures do not exceed the thresholds set forth on Exhibit “E”).

(iii)          Hot and cold running water for all restrooms and lavatories;

(iv)          Soap, paper towels, and toilet tissue for public restrooms;

(v)           Janitorial service Monday through Friday, in keeping with the standards generally maintained in similar office buildings in the city where the Building is located;

(vi)          Custodial, electrical and mechanical maintenance services in the Building;

(vii)         Electric power for lighting and outlets not in excess of the total watts per rentable square foot of the Premises set forth on Exhibit ”E” at 100% connected load (Tenant shall pay for any electrical service in excess of such amount);

(viii)        Replacement of Building standard lamps and ballasts as needed from time to time;

(ix)           Repairs and maintenance as described in Section 22 of this Lease; and

(x)            General Building management, including supervision, inspections, recordkeppeing, accounting, leasing and related management functions.

(b)           Tenant shall have no right to any services in excess of those provided herein. If Tenant uses services in an amount or for a period in excess of that provided for herein, then Landlord reserves the right to charge Tenant as Additional Rent hereunder a reasonable sum as reimbursement for the direct cost of such added services, and to charge Tenant for the cost of any additional equipment or facilities or modifications thereto which are necessary to provide the additional services, and/or to discontinue providing such excess services to Tenant.

(c)           Landlord shall not be liable for any damages directly or indirectly resulting from the interruption in any of the services described above, nor shall any such interruption entitle Tenant to any abatement of Rent or any right to terminate this Lease. Landlord shall use all reasonable efforts to furnish uninterrupted services as required above. Notwithstanding the foregoing, in the event that any interruption or discontinuance of services provided pursuant to this Section 15 was within the reasonable control of Landlord to prevent and such interruption or discontinuance continues beyond three (3) business days after written notice to Landlord and materially and adversely affects Tenant’s ability to conduct business in the Premises, or any portion thereof, and on account of such interruption or disturbance Tenant ceases doing business in the Premises, Base Rent and Additional Rent shall thereafter abate proportionately for so long as Tenant remains unable to conduct its business in the Premises or such portion thereof. To the extent within Landlord’s reasonable control, Landlord agrees to use reasonable efforts to restore such interrupted or discontinued service as soon as reasonably practicable.

16.           Telephone and Data Equipment.  Landlord shall have no responsibility for providing to Tenant any telephone equipment, including wiring, within the Premises or for providing telephone service or connections from the utility to the Premises, except as required by law. Tenant shall not alter, modify, add to or disturb any telephone or data wiring in the Premises or elsewhere in the Building without the Landlord’s prior written consent. Tenant shall be liable to Landlord for any damage to the telephone or data wiring in the Building due to the act, negligent or otherwise, of Tenant or any employee, contractor or other agent of Tenant. Tenant shall have no access to the telephone closets within the Building, except in the manner and under procedures established by Landlord. Tenant shall promptly notify Landlord of any actual or suspected failure of telephone or data service to the Premises. All costs incurred by Landlord for the installation, maintenance, repair and replacement of telephone wiring within the Building shall be an Operating Expense unless Landlord is reimbursed for such costs by other tenants of the Building. Landlord shall not be liable to Tenant and Tenant waives all claims against Landlord whatsoever, whether for personal injury, property damage, loss of use of the Premises, or otherwise, due to the interruption or failure of telephone services to the Premises.

Tenant hereby holds Landlord harmless and agrees to indemnify, protect and defend Landlord from and against any liability for any damage, loss or expense due to any failure or interruption of telephone or data service to the Premises for any reason. Tenant agrees to obtain loss of rental insurance adequate to cover any damage, loss or expense occasioned by the interruption of telephone or data service.

17.           Signs.  A Building standard suite entry shall be installed on the door to the Premises or adjacent to the entry to the Premises as part of the Work described in Section 20 below, and the cost thereof shall be paid out of the Tenant Improvement Allowance described in Section 20 below. Otherwise, Tenant shall not paint or place any signs, placards, or other advertisements of any character upon the windows or inside walls of the Premises (except with the prior consent of Landlord, which consent may be withheld by Landlord in its absolute discretion), and Tenant shall place no signs upon the outside walls, common areas or the roof of the Building.

18.           Parking. No rights to specific parking spaces are granted under this Lease; however, subject to Landlord’s rights pursuant to the last sentence of this Section 18, Tenant shall be entitled to use up to the total number of parking spaces set forth in the Basic Lease Provisions in the parking facilities located on the Property. All parking spaces provided to Tenant shall be unreserved (unless otherwise specified on Exhibit “H” attached hereto) and are to be used by Tenant, its employees and invitees in common with the other tenants of the Building and their employees and invitees. Landlord reserves the right to build improvements upon, reduce the size of, relocate, reconfigure, eliminate, and/or make alterations or additions to such parking facilities at any time. The use of the parking spaces is provided by Landlord to Tenant at the published rates charged by Landlord to third parties from time to time. Such payments for parking shall be considered Additional Rent. Tenant shall not have the right to surrender or return parking spaces and shall be obligated to pay for all of the allocated parking spaces throughout the Term.

19.           Storage.  If Landlord makes available to Tenant any storage space outside the Premises, anything stored therein shall be wholly at the risk of Tenant, and Landlord shall have no responsibility or liability for the items stored therein.

20.           Buildout Allowance and Tenant Finishes.

(a)           Landlord will provide to Tenant an allowance (“Tenant Improvement Allowance”) per rentable square foot contained within the Premises as set forth in the Basic Lease Provisions to be applied to the cost of the Work and Additional Work described in Exhibit “B”. Tenant and Landlord agree that all costs of the Work and Additional Work in excess of such Tenant Improvement Allowance which are requested by Tenant and approved by Landlord shall be paid by Tenant to Landlord as follows: twenty-five (25%) percent of such excess costs prior to the commencement of the Work, fifty percent (50%) of such excess costs within five (5) business days of Landlord’s notice that fifty percent (50%) of the Work is complete and the balance (i.e. 25%) of actual costs upon substantial completion and prior to occupancy. The amount due for each installment shall be set forth in a written invoice from Landlord. Should Tenant fail to pay for such excess costs when due as herein provided, such amount due shall accrue interest at the lesser of a rate of one and one-half (1-1/2%) percent per month or fraction thereof from the date such payment is due until paid (Annual Percentage Rate = 18%), or the highest rate permitted by applicable law, and the failure to pay such amount when due shall be a default, subject to the provisions of Section 34 below.

(b)           The Work Letter attached hereto as Exhibit “B” and executed by Landlord and Tenant, is hereby made a part of this Lease, and its provisions shall control in the event of a conflict with the provisions contained in this Lease.

21.           Force Majeure.  In the event of a strike, lockout, labor trouble, civil commotion, an act of God, or any other event beyond Landlord’s control (a “force majeure event”) which results in the Landlord being unable to timely perform its obligations hereunder to repair the Premises, provide services, or complete Work (as provided in Exhibit “B”), so long as Landlord diligently proceeds to perform such obligations after the end of such force majeure event, Landlord shall not be in breach hereunder, this Lease shall not terminate, and Tenant’s obligation to pay any Base Rent, additional rent, or any other charges and sums due and payable shall not be excused.

E.             Repairs/Alterations/Casualty/Condemnation.

22.           Repairs By Landlord. Tenant, by taking possession of the Premises, shall accept and shall be held to have accepted the Premises as suitable for the use intended by this Lease. In no event shall Tenant be entitled to compensation or any other damages or any other remedy against Landlord in the event the Premises are not deemed suitable for Tenant’s use. Landlord shall not be required, after possession of the Premises has been delivered to Tenant, to make any repairs or improvements to the Premises, except as set forth in this Lease. Except for damage caused by casualty and condemnation (which shall be governed by Section 25 and 26 below), and subject to normal wear and tear, Landlord shall maintain in good repair the exterior walls, roof, common areas, foundation, structural portions and the Building’s mechanical, electrical, plumbing and HVAC systems, provided such repairs are not occasioned by Tenant, Tenant’s invitees or anyone in the employ or control of Tenant.

23.           Repairs By Tenant.  Except as described in Section 22 above, Tenant shall, at its own cost and expense, maintain the Premises in good repair and in a neat and clean, first-class condition, including making all necessary repairs and replacements. Tenant shall further, at its own cost and expense, repair or restore any damage or injury to all or any part of the Building caused by Tenant or Tenant’s agents, employees, invitees, licensees, visitors or contractors, including but not limited to any repairs or replacements necessitated by (i) the construction or installation of improvements to the Premises by or on behalf of Tenant, and (ii) the moving of any property into or out of the Premises. If Tenant fails to make such repairs or replacements promptly, Landlord may, at its option, upon prior reasonable notice to Tenant (except in an emergency) make the required repairs and replacements and the costs of such repair or replacements shall be charged to Tenant as Additional Rent and shall become due and payable by Tenant with the monthly installment of Base Rent next due hereunder.

24.           Alterations and Improvements/Liens.

(a)           Except for minor, decorative alterations which do not affect the Building structure or systems, are not visible from outside the Premises and do not cost in excess of $10,000.00 in the aggregate, Tenant shall not make or allow to be made any alterations, physical additions or improvements in or to the Premises without first obtaining in writing Landlord’s written consent for such alterations or additions, which consent may be granted or withheld in Landlord’s sole discretion if the alterations will affect the Building structure or systems or will be visible from outside the Premises, but which consent shall not be unreasonably withheld if the alterations will not affect the Building structure or systems and will not be visible from outside the Premises. Upon Landlord’s request, Tenant will deliver to Landlord plans and specifications for any proposed alterations, additions or improvements and shall reimburse Landlord for Landlord’s reasonable cost to review such plans. Any alterations, physical additions or improvements shall at once become the property of Landlord; provided, however, that Landlord, at its option, may require Tenant to remove any alterations, additions or improvements in order to restore the Premises to the condition existing on the Commencement Date (if Landlord notified Tenant at the time of Landlord’s consent to any such alterations, additions or improvements that Landlord reserved the right to require the removal thereof). All costs of any such alterations, additions or improvements shall be borne by Tenant. All alterations, additions or improvements shall be made in a good, first-class, workmanlike manner and in a manner that does not disturb other tenants (i.e., any loud work must be performed during non-business hours) and Tenant must maintain appropriate liability and builder’s risk insurance throughout the construction. Tenant does hereby indemnify and hold Landlord harmless from and against any and all claims for damages or death of persons or damage or destruction of property arising out of or relating to the performance of any such alterations, additions or improvements made by or on behalf of Tenant. Under no circumstances shall Landlord be required to pay, during the Term of this Lease and any extensions or renewals thereof, any ad valorem or Property tax on such alterations, additions or improvements, Tenant hereby covenanting to pay all such taxes when they become due. In the event any alterations, additions, improvements or repairs are to be performed by contractors or workmen other than Landlord’s contractors or workmen, any such contractors or workmen must first be approved, in writing, by Landlord (which approval will not be unreasonably withheld). Landlord agrees to assign to Tenant any rights Landlord may have against the contractor of the Premises with respect to any work performed by such contractor in connection with improvements made by Landlord at the request of Tenant.

(b)           Nothing contained in this Lease shall authorize or empower Tenant to do any act which shall in any way encumber Landlord’s title to the Building, Property, or Premises, nor in any way subject Landlord’s title to any claims by way of lien or encumbrance whether claimed by operation of law or by virtue of any expressed or implied contract of Tenant, and any claim to a lien upon the Building or Premises arising from any act or omission of Tenant shall attach only against Tenant’s interest and shall in all respects be subordinate to Landlord’s title to the Building, Property, and Premises. If Tenant has not removed any such lien or encumbrance or (provided that Tenant in contesting such lien or encumbrance) delivered to Landlord a title indemnity, bond or other security reasonably satisfactory to Landlord, within fifteen (15) days after written notice to Tenant by Landlord, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for making any investigation as to the validity thereof, and the amount so paid shall be deemed additional rent reserved under this Lease due and payable forthwith.

25.           Destruction or Damage.

(a)           If the Building or the Premises are totally destroyed by storm, fire, earthquake, or other casualty, or damaged to the extent that, in Landlord’s reasonable opinion, the damage cannot be restored within one hundred eighty (180) days of the date Landlord provides Tenant written notice of Landlord’s reasonable estimate of the time necessary to restore the damage, or if the damage is not covered by standard “all risks” property insurance, or if the Landlord’s lender requires that the insurance proceeds be applied to its loan, Landlord shall have the right to terminate this Lease effective as of the date of such destruction or damage by written notice delivered to Tenant on or before thirty (30) days following Landlord’s notice described in the next sentence and Rent shall be accounted for as between Landlord and Tenant as of that date. Landlord shall provide Tenant with written notice no later than sixty (60) days following the date of such damage of the estimated time needed to restore, whether the loss is covered by Landlord’s insurance coverage and whether or not Landlord’s lender requires the insurance proceeds be applied to its loan.

(b)           If the Premises are damaged by any such casualty or casualties but Landlord is not entitled to or does not terminate this Lease as provided in subparagraph (a) above, this Lease shall remain in full force and effect, Landlord shall notify Tenant in writing no later than sixty (60) days after the date of such damage that such damage will be restored (and will include Landlord’s good faith estimate of the date the restoration will be complete), in which case Rent shall abate as to any portion of the Premises which is not usable for the period of such untenantability, and Landlord shall promptly commence to diligently restore the Premises to substantially the same condition as before such damage occurred as soon as practicable, whereupon full Rent shall recommence.

(c)           If such damage occurs within the last twelve (12) months of the Term, either party shall have the right, upon delivery of written notice to the other party within thirty (30) days following such damage, to cancel and terminate this Lease as of the date of such damage, provided, however, that Tenant may not elect to terminate this Lease if such damage was caused by the intentional act of Tenant, its agents, servants, employees or invitees.

(d)           Tenant agrees that Landlord’s obligation to restore, and the abatement of Rent provided herein, or Tenant’s right to terminate as above set forth in this Section 24, shall be Tenant’s sole recourse in the event of such damage, and waives any other rights Tenant may have under any applicable Law to terminate the Lease by reason of damage to the Premises or Property. If prior to any such election to terminate Tenant has elected to extend the Term pursuant to the provisions of this Lease and such election may not then according to its terms be rescinded or terminated, then for purposes of this Section 25 the Term shall be deemed to expire on such extended date.

26.           Eminent Domain. If the whole of the Building or Premises, or such portion thereof as will make the Building or Premises unusable in the reasonable judgment of Landlord for their intended purposes, is condemned or taken by any legally constituted authority for any public use or purpose, then in either of such events, this Lease shall terminate and the Term hereby granted shall cease from that time when possession thereof is taken by the condemning authorities, and Rent shall be accounted for as between Landlord and Tenant as of such date. If a portion of the Building or Premises is so taken, but not such amount as will make the Premises unusable in the reasonable judgment of Landlord for the purposes herein leased, or if this Lease has not terminated, this Lease shall continue in full force and effect and the Rent shall be reduced prorata in proportion to the amount of the Premises so taken. Tenant shall have no right or claim to any part of any award made to or received by Landlord for such condemnation or taking, and all awards for such condemnation or taking shall be made solely to Landlord, provided however that Tenant shall have the right to pursue any separate award for loss of its equipment and trade fixtures and for moving expenses so long as such action does not reduce the award to which Landlord is entitled.

27.           Damage or Theft of Personal Property. All personal property brought into the Premises shall be at the risk of the Tenant only and Landlord shall not be liable for theft thereof or any damage thereto occasioned by any acts of cotenants, or other occupants of the Building, or any other person, except, with respect to damage to the Premises, as may be occasioned by the negligent or willful act of the Landlord, its employees and agents (but subject to the insurance and waiver of subrogation provisions set forth in Section 28 below).

F.             Insurance/Indemnities/Waiver/Estoppel.

28.           Insurance; Waivers.

(a)           Tenant covenants and agrees that from and after the date of delivery of the Premises from Landlord to Tenant, Tenant will carry and maintain, at its sole cost and expense, the following types of insurance, in the amounts specified and in the form hereinafter provided for:

(i)            Commercial General Liability (“CGL”) Insurance written on an occurrence basis, covering the Premises and all operations of the Tenant in or about the Premises against claims for bodily injury, property damage and product liability and to include contractual liability coverage insuring Tenant’s indemnification obligations under this Lease, to be in combined single limits of not less than $1,000,000 each occurrence for bodily injury and property damage, $1,000,000 for products/completed operations aggregate, $1,000,000 for personal injury, and to have general aggregate limits of not less than $2,000,000 (per location) and Umbrella Liability Insurance in an amount not less than $5,000,000 for each policy year. The general aggregate limits under the Commercial General Liability insurance policy or policies shall apply separately to the Premises and to Tenant’s use thereof (and not to any other location or use of Tenant) and such policy shall contain an endorsement to that effect. The certificate of insurance evidencing the CGL form of policy shall specify all endorsements required herein and shall specify on the face thereof that the limits of such policy apply separately to the Premises.

(ii)           Insurance covering all of the items included in Tenant’s leasehold improvements, heating, ventilating and air conditioning equipment maintained by Tenant, trade fixtures, merchandise and personal property from time to time in, on or upon the Premises, and alterations, additions or changes made by Tenant pursuant to Section 24, in an amount not less than one hundred percent (100%) of their full replacement value from time to time during the Term, providing protection against perils included within the standard form of “all-risks” fire and casualty insurance policy. Any policy proceeds from such insurance shall be held in trust by Tenant’s insurance company for the repair, construction and restoration or replacement of the property damaged or destroyed unless this Lease shall cease and terminate under the provisions of Section 25 of this Lease.

(iii)          Workers’ Compensation and Employer’s Liability insurance affording statutory coverage and containing statutory limits with the Employer’s Liability portion thereof to have minimum limits of $500,000.00.

(iv)          Business Interruption Insurance equal to not less than fifty percent (50%) of the estimated gross earnings (as defined in the standard form of business interruption insurance policy) of Tenant at the Premises which insurance shall be issued on an “all risks” basis (or its equivalent).

(b)           All policies of the insurance provided for in Section 28(a) above shall be issued in form acceptable to Landlord by insurance companies with a rating and financial size of not less than A-VIII in the most current available “Best’s Insurance Reports”, and licensed to do business in the state in which the Building is located. Each and every such policy:

(i)            shall name Landlord as an additional insured (as well as any mortgagee of Landlord and any other party reasonably designated by Landlord), except with respect to the insurance described in Section 28(a)(iii) above;

(ii)           shall (and a certificate thereof shall be delivered to Landlord at or prior to the execution of the Lease) be delivered to each of Landlord and any such other parties in interest within thirty (30) days after delivery of possession of the Premises to Tenant and thereafter within five (5) days after the inception (or renewal) of each new policy, and as often as any such policy shall expire or terminate. Renewal or additional policies shall be procured and maintained by Tenant in like manner and to like extent;

(iii)          shall contain a provision that the insurer will give to Landlord and such other parties in interest at least thirty (30) days notice in writing (and ten days in the case of nonpayment) in advance of any material change, cancellation, termination or lapse, or the effective date of any reduction in the amounts of insurance; and

(iv)          shall be written as a primary policy which does not contribute to and is not in excess of coverage which Landlord may carry.

(c)           Any insurance provided for in Section 28(a) may be maintained by means of a policy or policies of blanket insurance, covering additional items or locations or insureds, provided, however, that:

(i)                                     Landlord and any other parties in interest from time to time designated by Landlord to Tenant shall be named as an additional insured thereunder as its interest may appear;

(ii)                                  the coverage afforded Landlord and any such other parties in interest will not be reduced or diminished by reason of the use of such blanket policy of insurance; and

(iii)                               the requirements set forth in this Section 28 are otherwise satisfied.

(d)                                 During the Term hereof, Landlord shall in a manner comparable to other comparable office buildings in the commercial market where the Building is located keep in effect (i) commercial property insurance on the Building, its fixtures and equipment, and rent loss insurance for a period and amount of not less than one (1) year of rent (such commercial property insurance policy shall, at a minimum, cover the perils insured under the ISO special causes of loss form which provides “all risk” coverage, and include replacement cost coverage), and (ii) a policy or policies of commercial general liability insurance insuring against liability arising out of the risks of death, bodily injury, property damage and personal injury liability with respect to the Building and Property.

(e)                                  Notwithstanding anything to the contrary set forth hereinabove, Landlord and Tenant do hereby waive any and all claims against one another for damage to or destruction of real or personal property to the extent such damage or destruction can be covered by “all risks” property insurance of the type described in Section 28(a)(ii) and Section 28(d)(i) above. The risk to be borne by each party shall also include the satisfaction of any deductible amounts required to be paid under the applicable “all risks” fire and casualty insurance carried by the party whose property is damaged, and each party agrees that the other party shall not be responsible for satisfaction of such deductible. These waivers shall apply if the damage would have been covered by a customary “all risks” insurance policy, even if the party fails to obtain such coverage. The intent of this provision is that each party shall look solely to its insurance with respect to property damage or destruction which can be covered by “all risks” insurance of the type described in Section 28(a)(ii) and Section 28(d)(i). Each such policy shall include a waiver of all rights of subrogation by the insurance carrier against the other party, its agents and employees with respect to property damage covered by the applicable “all risks” fire and casualty insurance policy.

29.                                 Indemnities. Tenant does hereby indemnify and save harmless Landlord against all claims for damages to persons or property which are caused anywhere in the Building or on the Property by the negligence or willful misconduct of Tenant, its agents or employees or which occur in the Premises (or arise out of actions taking place in the Premises) unless such damage is caused by the negligence or willful misconduct of Landlord, its agents, or employees. Landlord does hereby indemnify and hold Tenant harmless against all claims for damage to persons or property caused by the negligence or willful misconduct of Landlord, its agents or employees which occur on the Property or common areas of the Building unless such damage is caused by the negligence or willful misconduct of Tenant, its agents or employees. The indemnities set forth hereinabove shall include the application to pay reasonable expenses incurred by the indemnified party, including, without limitation, reasonable, actually incurred attorney’s fees. The indemnities contained herein do not override the waivers contained in Section 28(e) above.

30.                                 Acceptance and Waiver.  Except to the extent caused by the negligence or willful misconduct of Landlord, its agents and employees (but subject to the insurance provisions in Section 28 above), Landlord shall not be liable to Tenant, its agents, employees, guests or invitees (and, if Tenant is a corporation, its officers, agents, employees, guests or invitees) for any damage caused to any of them due to the Building or any part or appurtenances thereof being improperly constructed or being or becoming out of repair, or arising from the leaking of gas, water, sewer or steam pipes, or from electricity, but Tenant, by moving into the Premises and taking possession thereof, shall accept, and shall be held to have accepted the Premises as suitable for the purposes for which the same are leased, and shall accept and shall be held to have accepted the Building and every appurtenances thereof, and Tenant by said act waives any and all defects therein; provided, however, that this Section shall not preclude Tenant from seeking recovery from any third party responsible for such damage or injury.

31.                                 Estoppel.  Tenant shall, from time to time, upon not less than ten (10) days prior written request by Landlord, execute, acknowledge and deliver to Landlord a written statement certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), the dates to which the Rent has been paid, that Tenant is not in default hereunder and whether Tenant has any offsets or defenses against Landlord under this Lease, and whether or not to the best of Tenant’s knowledge Landlord is in default hereunder (and if so, specifying the nature of the default), it being intended that any such statement delivered pursuant to this paragraph may be relied upon by a prospective purchaser of Landlord’s interest or by a mortgagee of Landlord’s interest or assignee of any security deed upon Landlord’s interest in the Premises.

G.                                    Default/Remedies/Surrender/Holding Over.

32.                                 Notices.  Any notice which is required or permitted to be given by either party under this Lease shall be in writing and must be given only by certified mail, return receipt requested, by hand delivery or by nationally recognized overnight courier service at the addresses set forth in Paragraph 13 of the Basic Lease Provisions. Each party shall further use reasonable efforts to provide the other party with a courtesy copy of any notice by fax and by electronic mail. Any such notice shall be deemed given on the earlier of two business days after the date sent in accordance with one of the permitted methods described above or the date of actual receipt thereof, provided that receipt of notice solely by fax or electronic mail shall not be deemed to be delivery of notice hereunder. The time period for responding to any such notice shall begin on the date the notice is actually received, but refusal to accept delivery or inability to accomplish delivery because the party can no longer be found at the then current notice address, shall be deemed receipt. Either party may change its notice address by notice to the other party in accordance with the terms of this Section 32. The initial notice addresses for each party are set forth in the Basic Lease Provisions.

33.                                 Abandonment of Premises.  Tenant agrees not to abandon or vacate the Premises during the Term of this Lease. If Tenant does abandon or vacate the Premises for more than ninety (90) days, Landlord may terminate this Lease, by written notice to Tenant at any time prior to Tenant reoccupying the Premises, but such termination shall not entitle Landlord to pursue any other remedies unless an uncured Default then exists, in which case Landlord may pursue any and all remedies provided by this Lease, at law or in equity.

34.                                 Default.  If Tenant shall default in the payment of Rent herein reserved when due and fails to cure such default within ten (10) days after written notice of such default is given to Tenant by Landlord; or if Tenant shall be in default in performing any of the terms or provisions of this Lease other than the provisions requiring the payment of Rent, and fails to cure such nonmonetary default within thirty (30) days after written notice of such default is given to Tenant by Landlord, provided however that if such nonmonetary default is of such a nature that it cannot through the exercise of diligent and reasonable efforts be cured within thirty (30) days, then Tenant shall not be in default in such instance if Tenant promptly commences and diligently pursues the cure of such nonmonetary default to completion as soon as possible and in all events within ninety (90) days after such initial notice; or if Tenant is adjudicated a bankrupt; or if a permanent receiver is appointed for Tenant’s property and such receiver is not removed within sixty (60) days after appointment thereof; or if, whether voluntarily or involuntarily, Tenant takes advantage of any debtor relief proceedings under any present or future laws, whereby the Rent or any part thereof, is, or is proposed to be, reduced or payment thereof deferred; or if Tenant’s effects should be levied upon or attached and such levy or attachment is not satisfied or dissolved within thirty (30) days after such levy or attachment; or, if Tenant is an individual, in the event of the death of the individual and the failure of the executor, administrator or personal representative of the estate of the deceased individual to have assigned the Lease within three (3) months after such death to an assignee approved by Landlord; then, and in any of such events, Landlord, at its option, may exercise any or all of the remedies set forth in Section 35 below.

35.                                 Landlord’s Remedies.  Upon the occurrence of any default set forth in Section 34 above which is not cured by Tenant within the applicable cure period provided therein, if any, Landlord may exercise all or any of the following remedies:

(a)                                  terminate this Lease by giving Tenant written notice of termination, in which event this Lease shall terminate on the date specified in such notice and all rights of Tenant under this Lease shall expire and terminate as of such date, Tenant shall remain liable for all obligations under this Lease up to the date of such termination and Tenant shall surrender the Premises to Landlord on the date specified in such notice; and if Tenant fails to so surrender, Landlord shall have the right, without notice, to enter upon and take possession of the Premises and to expel and remove Tenant and its effects without being liable for prosecution or any claim of damages therefor;

(b)                                 terminate this Lease as provided in the immediately preceding subsection and recover from Tenant all damages Landlord may incur by reason of Tenant’s default, including without limitation, the then present value (discounted at a rate equal to the then issued treasury bill having a maturity approximately equal to the remaining Term of this Lease had such default not occurred) of (i) the total Rent which would have been payable hereunder by Tenant for the period beginning with the day following the date of such termination and ending with the Expiration Date of the Term as originally scheduled hereunder, minus (ii) the aggregate reasonable rental value of the Premises for the same period (as determined by a real estate broker selected by Landlord who is licensed in the state where the Building is located, who has at least ten (10) years experience immediately prior to the date in question in evaluating commercial office space, taking into account all relevant factors including, without limitation, the length of the remaining Term, the then current market conditions in the general area, the likelihood of reletting for a period equal to the remainder of the Term, net effective rates then being obtained by landlords for similar type space in similar buildings in the general area, vacancy levels in the general area, current levels of new construction in the general area and how that would affect vacancy and rental rates during the period equal to the remainder of the Term and inflation), plus (iii) the costs of recovering the Premises, and all other expenses incurred by Landlord due to Tenant’s default, including, without limitation, reasonable attorneys’ fees, plus (iv) the unpaid Rent earned as of the date of termination, plus interest, all of which sum shall be immediately due and payable by Tenant to Landlord;

(c)                                  without terminating this Lease, and without notice to Tenant, Landlord may in its own name, but as agent for Tenant enter into and take possession of the Premises and re-let the Premises, or any portion thereof, as agent of Tenant, upon any terms and conditions as Landlord may deem necessary or desirable (Landlord shall have no obligation to attempt to re-let the Premises or any part thereof except to the extent required by applicable law). Upon any such re-letting, all rentals received by Landlord from such re-letting shall be applied first to the costs incurred by Landlord in accomplishing any such re-letting, and thereafter shall be applied to the Rent owed by Tenant to Landlord during the remainder of the Term of this Lease and Tenant shall pay any deficiency between the remaining Rent due hereunder and the amount received by such re-letting as and when due hereunder;

(d)                                 allow the Premises to remain unoccupied (so long as Landlord satisfies any duty established by applicable law to mitigate its damages) and collect Rent from Tenant as it becomes due; or

(e)                                  pursue such other remedies as are available at law or in equity.

36.                                 Service of Notice  Except as otherwise provided by law, Tenant hereby appoints as its agent to receive the service of all dispossessory or distraint proceedings and notices thereunder, the person in charge of or occupying the Premises at the time of such proceeding or notice; and if no person be in charge or occupying the Premises, then such service may be made by attaching the same to the front entrance of the Premises.

37.                                 Advertising.  Landlord may advertise the Premises as being “For Rent” at any time following a default by Tenant which remains uncured and at any time within one hundred eighty (180) days prior to the expiration, cancellation or termination of this Lease for any reason and during any such periods Landlord may exhibit the Premises to prospective tenants upon prior reasonable notice to Tenant.

38.                                 Surrender of Premises.  Whenever under the terms hereof Landlord is entitled to possession of the Premises, Tenant at once shall surrender the Premises and the keys thereto to Landlord in the same condition as on the Commencement Date hereof, natural wear and tear only excepted, and Tenant shall remove all of its personal property therefrom and shall, if directed to do so by Landlord, remove all improvements and restore the Premises to its original condition prior to the construction of any improvements which have been made therein by or on behalf of Tenant, including any improvements made prior to the Commencement Date. Landlord may forthwith re-enter the Premises and repossess itself thereof and remove all persons and effects therefrom, using such force as may be reasonably necessary without being guilty of forcible entry, detainer, trespass or other tort. Tenant’s obligation to observe or perform these covenants shall survive the expiration or other termination of the Term of this Lease. If the last day of the Term of this Lease or any renewal falls on a Saturday, Sunday or a legal holiday, this Lease shall expire on the business day immediately preceding.

39.                                 Cleaning Premises.  Upon vacating the Premises, Tenant agrees to return the Premises to Landlord broom clean and in the same condition when Tenant’s possession commenced, natural wear and tear excepted, regardless of whether any Security Deposit (as defined in Section 10 above) has been forfeited.

40.                                 Removal of Fixtures.  If Tenant is not in default hereunder, Tenant may, prior to the expiration of the Term of this Lease, or any extension thereof, remove any fixtures and equipment which Tenant has placed in the Premises which can be removed without significant damage to the Premises, provided Tenant promptly repairs all damages to the Premises caused by such removal.

41.                                 Holding Over.  In the event Tenant remains in possession of the Premises after the expiration of the Term hereof, or of any renewal term, with Landlord’s written consent, Tenant shall be a tenant at will and such tenancy shall be subject to all the provisions hereof, except that the monthly rental shall be at the higher of 150% of the monthly Base Rent payable hereunder upon such expiration of the Term hereof, or of any renewal term, or 150% of the then current fair market rental value of the Premises as the same would be adjusted pursuant to the provisions of Section 7 hereof, which monthly rental shall increase from 150% to 200% of such monthly Base Rent (or current fair market rental value, as the case may be) if such holding over continues more than thirty (30) days. In the event Tenant remains in possession of the Premises after the expiration of the Term hereof, or any renewal term, without Landlord’s written consent, Tenant shall be a tenant at sufferance and may be evicted by Landlord without any notice, but Tenant shall be obligated to pay rent for such period that Tenant holds over without written consent at the same rate provided in the previous sentence and shall also be liable for any and all other damages Landlord suffers as a result of such holdover including, without limitation, the loss of a prospective tenant for such space. There shall be no renewal of this Lease by operation of law or otherwise. Nothing in this Section shall be construed as a consent by Landlord for any holding over by Tenant after the expiration of the Term hereof, or any renewal term.

42.                                 Attorney’s Fees.  In case Landlord shall, without fault on its part, be made a party to any litigation commenced by or against Tenant, then Tenant shall pay all costs, expenses and reasonable attorneys’ fees incurred or paid by Landlord in connection with such litigation. In the event of any action, suit or proceeding brought by Landlord or Tenant to enforce any of the other’s covenants and agreements in this Lease, the prevailing party shall be entitled to recover from the non-prevailing party any costs, expenses and reasonable attorneys’ fees incurred in connection with such action, suit or proceeding.

43.                                 Mortgagee’s Rights.

(a)                                  Tenant agrees that this Lease shall be subject and subordinate (i) to any mortgage, deed of trust or other security interest now encumbering the Property and to all advances which may be hereafter made, to the full extent of all debts and charges secured thereby and to all renewals or extensions of any part thereof, and to any mortgage, deed of trust or other security interest which any owner of the Property may hereafter, at any time, elect to place on the Property; (ii) to any assignment of Landlord’s interest in the leases and rents from the Building or Property which includes the Lease which now exists or which any owner of the Property may hereafter, at any time, elect to place on the Property; and (iii) to any Uniform Commercial Code Financing Statement covering the personal property rights of Landlord or any owner of the Property which now exists or any owner of the Property may hereafter, at any time, elect to place on the foregoing personal property (all of the foregoing instruments set forth in (i), (ii) and (iii) above being hereafter collectively referred to as “Security Documents”). Tenant agrees upon request of the holder of any Security Documents (“Holder”) to hereafter execute any documents which the counsel for Landlord or Holder may reasonably deem necessary to evidence the subordination of the Lease to the Security Documents. Within ten (10) days after request therefor, if Tenant fails to execute any such requested documents, Landlord or Holder is hereby empowered to execute such documents in the name of Tenant evidencing such subordination, as the act and deed of Tenant, and this authority is hereby declared to be coupled with an interest and not revocable.

(b)                                 In the event of a foreclosure pursuant to any Security Documents, Tenant shall at the election of the Landlord, thereafter remain bound pursuant to the terms of this Lease as if a new and identical Lease between the purchaser at such foreclosure (“Purchaser”), as landlord, and Tenant, as tenant, had been entered into for the remainder of the Term hereof and Tenant shall attorn to the Purchaser upon such foreclosure sale and shall recognize such Purchaser as the Landlord under the Lease. Such attornment shall be effective and self-operative without the execution of any further instrument on the part of any of the parties hereto. Tenant agrees, however, to execute and deliver at any time and from time to time, upon the request of Landlord or of Holder, any instrument or certificate that may be necessary or appropriate in any such foreclosure proceeding or otherwise to evidence such attornment.

(c)                                  If the Holder of any Security Document or the Purchaser upon the foreclosure of any of the Security Documents shall succeed to the interest of Landlord under the Lease, such Holder or Purchaser shall have the same remedies, by entry, action or otherwise for the non-performance of any agreement contained in the Lease, for the recovery of Rent or for any other default or event of default hereunder that Landlord had or would have had if any such Holder or Purchaser had not succeeded to the interest of Landlord. Any such Holder or Purchaser which succeeds to the interest of Landlord hereunder, shall not be (a) liable for any act or omission of any prior Landlord (including Landlord) unless such act or omission is of a continuing nature; or (b) subject to any offsets or defenses which Tenant might have against any prior Landlord (including Landlord); or (c) bound by any Rent which Tenant might have paid for more than the current month to any prior Landlord (including Landlord); or (d) bound by any amendment or modification of the Lease made without its consent.

(d)                                 Notwithstanding anything to the contrary set forth in this Section 43, the Holder of any Security Documents shall have the right, at any time, to elect to make this Lease superior and prior to its Security Document. No documentation, other than written notice to Tenant, shall be required to evidence that the Lease has been made superior and prior to such Security Documents, but Tenant hereby agrees to execute any documents reasonably requested by Landlord or Holder to acknowledge that the Lease has been made superior and prior to the Security Documents.

H.            Landlord Entry/Relocation/Assignment and Subletting.

44.                                 Entering Premises.  Landlord may enter the Premises at reasonable hours provided that Landlord’s entry shall not unreasonably interrupt Tenant’s business operations and that prior notice is given when reasonably possible (and, if in the opinion of Landlord any emergency exists, at any time and without notice): (a) to make repairs, perform maintenance and provide other services described in Section 22 above (no prior notice is required to provide routine services) which Landlord is obligated to make to the Premises or the Building pursuant to the terms of this Lease or to the other premises within the Building pursuant to the leases of other tenants; (b) to inspect the Premises in order to confirm that Tenant is complying with all of the terms and conditions of this Lease and with the rules and regulations hereof, (c) to remove from the Premises any articles or signs kept or exhibited therein in violation of the terms hereof; (d) to run pipes, conduits, ducts, wiring, cabling or any other mechanical, electrical, plumbing or HVAC equipment through the areas behind the walls, below the floors or above the drop ceilings in the Premises and elsewhere in the Building; and (e) to exercise any other right or perform any other obligation that Landlord has under this Lease. Landlord shall be allowed to take all material into and upon the Premises that may be required to make any repairs, improvements and additions, or any alterations, without in any way being deemed or held guilty of trespass and without constituting a constructive eviction of Tenant. The Rent reserved herein shall not abate while such repairs, alterations or additions are being made and Tenant shall not be entitled to maintain a set-off or counterclaim for damages against Landlord by reason of loss from interruption to the business of Tenant because of the prosecution of any such work. Unless any work would unreasonably interfere with Tenant’s use of the Premises if performed during business hours, all such repairs, decorations, additions and improvements shall be done during ordinary business hours, or, if any such work is at the request of Tenant to be done during any other hours, the Tenant shall pay all overtime and other extra costs.

45.                                 Relocation.  At any time or from time to time during the Term or any renewal thereof, Landlord shall have the unrestricted right to relocate Tenant from the Premises to any other reasonably comparable office space in the Building. Landlord shall provide Tenant at least sixty (60) days’ prior written notice of any such relocation and Landlord shall reimburse Tenant for all reasonable expenses incurred by Tenant in connection with such relocation including moving expenses, telecommunications and data cabling and hookup and the cost of a reasonable supply of replacement stationery. Landlord shall, at its sole expense, renovate or construct improvements in the relocation space that are substantially similar to those in the Premises.

Following any such relocation, Landlord and Tenant shall enter into an amendment to this Lease to reflect that the Premises consists of such relocation space. All other terms and conditions of the Lease shall remain unchanged following such relocation.

46.                                 Assignment and Subletting  Tenant may not, without the prior written consent of Landlord, which consent may be withheld by Landlord in its sole discretion (except to the extent expressly required otherwise by applicable law), assign this Lease or any interest hereunder, or sublet the Premises or any part thereof, or permit the use of the Premises by any party other than Tenant. In the event that Tenant is a corporation or entity other than an individual, any transfer of a majority or controlling interest in Tenant (whether by stock transfer, merger, operation of law or otherwise) shall be considered an assignment for purposes of this paragraph and shall require Landlord’s prior written consent. Consent to one assignment or sublease shall not destroy or waive this provision, and all later assignments and subleases shall likewise be made only upon the prior written consent of Landlord. Subtenants or assignees shall become liable to Landlord for all obligations of Tenant hereunder, without relieving Tenant’s liability hereunder and, in the event of any default by Tenant under this Lease, Landlord may, at its option, but without any obligation to do so, elect to treat such sublease or assignment as a direct Lease with Landlord and collect rent directly from the subtenant. In addition, upon any request by Tenant for Landlord’s consent to an assignment or sublease, Landlord may elect to terminate this Lease and recapture all of the Premises (in the event of an assignment request) or the applicable portion of the Premises (in the event of a subleasing request); provided, however, if Landlord notifies Tenant that Landlord elects to exercise this recapture right, Tenant may, within five (5) business days of its receipt of Landlord’s recapture notice, notify Landlord that Tenant withdraws its request to sublease or assign, in which case Tenant shall continue to lease all of the Premises, subject to the terms of this Lease and Landlord’s recapture notice shall be null and void. If Tenant desires to assign or sublease, Tenant shall provide written notice to Landlord describing the proposed transaction in detail and providing all documentation (including detailed financial information for the proposed assignee or subtenant) reasonably necessary to permit Landlord to evaluate the proposed transaction. Landlord shall notify Tenant within twenty (20) days after Landlord’s receipt of such notice whether Landlord elects to exercise Landlord’s recapture right and, if not, whether Landlord consents to the requested assignment or sublease. If Landlord fails to respond within such twenty (20) day period, Landlord will be deemed not to have elected to recapture and to have consented to the assignment or sublease. If Landlord does consent or is deemed to have consented to any assignment or sublease request and the assignee or subtenant pays to Tenant an amount in excess of the Rent due under this Lease (after deducting Tenant’s reasonable, actual expenses in obtaining such assignment or sublease, amortized in equal monthly installments over the then remainder of the Term), Tenant shall pay 70% of such excess to Landlord as and when the monthly payments are received by Tenant. Any subletting or assignment hereunder shall not release or discharge Tenant of or from any liability, whether past, present or future, under this Lease, and Tenant shall continue fully liable thereunder. Any subtenant or subtenants or assignee shall agree in a form reasonably satisfactory to Landlord to comply with and be bound by all of the terms, covenants, conditions, provisions and agreements of this Lease to the extent of the space sublet or assigned, and Tenant shall deliver to Landlord promptly after execution, an executed copy of each such sublease or assignment and an agreement of compliance by each such subtenant or assignee. Tenant agrees to pay to Landlord all reasonable out-of-pocket costs incurred by Landlord (including fees paid to consultants (as may be required)

and attorneys) in connection with any request by Tenant for Landlord to consent to any assignment or subletting by Tenant.

I.                                         Sale of Building; Limitation of Liability.

47.                                 Sale.  In the event the original Landlord hereunder, or any successor owner of the Building, shall sell or convey the Building, all liabilities and obligations on the part of the original Landlord, or such successor owner, under this Lease accruing thereafter shall terminate, and thereupon all such liabilities and obligations shall be binding upon the new owner. Tenant agrees to attorn to such new owner.

48.                                 Limitation of Liability.  Landlord’s obligations and liability with respect to this Lease shall be limited solely to Landlord’s interest in the Building, as such interest is constituted from time to time, and neither Landlord nor any partner of Landlord, or any officer, director, shareholder, or partner or member of any partner or member of Landlord, shall have any individual or personal liability whatsoever with respect to this Lease.

J.                                      Brokers/Construction/Authority.

49.                                 Broker Disclosure.  The Landlord’s Broker identified in the Basic Lease Provisions, who is a real estate broker licensed in the State where the Building is located, has acted as agent for Landlord in this transaction and is to be paid a commission by Landlord pursuant to a separate agreement. The Tenant’s Broker identified in the Basic Lease Provisions, who is a real estate broker licensed in the State where the Building is located, has acted as agent for Tenant in this transaction and is to be paid a commission by Landlord pursuant to a separate agreement. Landlord represents that Landlord has dealt with no other broker other than the broker(s) identified herein. Landlord agrees that, if any other broker makes a claim for a commission based upon the actions of Landlord, Landlord shall indemnify, defend and hold Tenant harmless from any such claim. Tenant represents that Tenant has dealt with no broker other than the broker(s) identified herein. Tenant agrees that, if any other broker makes a claim for a commission based upon the actions of Tenant, Tenant shall indemnify, defend and hold Landlord harmless from any such claim. Tenant will cause Tenant’s broker to execute a customary lien waiver, adequate under applicable law, to extinguish any lien claims such broker may have in connection with this Lease.

50.                                 Definitions.  ”Landlord,” as used in this Lease, shall include the party named in the first paragraph hereof, its representatives, assigns and successors in title to the Premises. “Tenant” shall include the party named in the first paragraph hereof, its heirs and representatives, and, if this Lease shall be validly assigned or sublet, shall also include Tenant’s assignees or subtenants, as to the Premises, or portion thereof, covered by such assignment or sublease. “Landlord” and “Tenant” include male and female, singular and plural, corporation, partnership, limited liability company (and the officers, members, partners, employees or agents of any such entities) or individual, as may fit the particular parties.

51.                                 Construction of this Agreement.  No failure of Landlord to exercise any power given Landlord hereunder, or to insist upon strict compliance by Tenant of its obligations hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of Landlord’s right to demand exact compliance with the terms hereof.  Time is of the essence of this Lease.

52.                                 No Estate In Land.  This contract shall create the relationship of landlord and tenant between Landlord and Tenant; no estate shall pass out of Landlord; Tenant has only a right of use, not subject to levy or sale, and not assignable by Tenant except with Landlord’s consent.

53.                                 Paragraph Titles; Severability.  The paragraph titles used herein are not to be considered a substantive part of this Lease, but merely descriptive aids to identify the paragraph to which they refer. Use of the masculine gender includes the feminine and neuter, and vice versa, where necessary to impart contextual continuity. If any paragraph or provision herein is held invalid by a court of competent jurisdiction, all other paragraphs or severable provisions of this Lease shall not be affected thereby, but shall remain in full force and effect.

54.                                 Cumulative Rights.  All rights, powers and privileges conferred hereunder upon the parties hereto shall be cumulative but not restrictive to those given by law.

55.                                 Waiver of Jury Trial.  Landlord and Tenant shall and do hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or any statutory remedy.

56.                                 Entire Agreement.  This Lease contains the entire agreement of the parties and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect.

57.                                 Submission of Agreement.  Submission of this Lease to Tenant for signature does not constitute a reservation of space or an option to acquire a right of entry. This Lease is not binding or effective until execution by and delivery to both Landlord and Tenant.

58.                                 Authority.  If Tenant or Landlord executes this Lease as a corporation, limited partnership, limited liability company or any other type of entity, each of the persons executing this Lease on behalf of Tenant or Landlord, as the case may be, does hereby personally represent and warrant that Tenant or Landlord, as the case may be, is a duly organized and validly existing corporation, limited partnership, limited liability company or other type of entity, that Tenant or Landlord, as the case may be, is qualified to do business in the state where the Building is located, that Tenant or Landlord, as the case may be, has full right, power and authority to enter into this Lease, and that each person signing on behalf of Tenant or Landlord, as the case may be, is authorized to do so. In the event any such representation and warranty is false, all persons who execute this Lease shall be individually, jointly and severally, liable as Tenant or Landlord, as the case may be. Upon Landlord’s or Tenant’s request, as the case may be, the requested party shall provide to the requesting party evidence reasonably satisfactory to the requesting party confirming the foregoing representations and warranties.

59.           Guaranty.

Tenant shall cause the Guarantor identified in the Basic Lease Provisions to execute a Guaranty of the obligations of Tenant under this Lease in the form of Exhibit “F” attached hereto and made a part hereof.

K.            Special State/Local Law Requirements/Special Stipulations.

60.           State or Local Law Provisions.  The State/Local Law Provisions, if any, attached hereto as Exhibit “G” are modifications to the terms of this Lease and, if conflicting, such State/Local Law Provisions shall control in the event of any conflict with the other provisions of this Lease or any exhibits hereto.

61.           Special Stipulations.  The Special Stipulations, if any, attached hereto as Exhibit “H” are modifications to the terms of this Lease and, if conflicting, such Special Stipulations shall control in the event of any conflict with the other provisions of this Lease or any exhibits hereto.

62.           OFAC Certification.

(a)           Certification. Tenant certifies that:

(i)            It is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control; and

(ii)           It is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation.

(b)           Indemnification. Tenant hereby agrees to defend, indemnify and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing certification.

EXHIBIT “A”

PROPERTY

LEGAL DESCRIPTION

Royal Centre One

11675 Great Oaks Way, Alpharetta, GA 30022

(Site 15, Royal 400 Business Park)

(As recorded in Deed Book 21282, pages 126, 127 and 132, Fulton County, Georgia)

ALL THAT TRACT OR PARCEL OF LAND lying and being in Land Lots 857, 858, and 907 of the 1st District, 2nd Section, Fulton County, Georgia and being more particularly described as follows:

TO FIND THE TRUE POINT OF BEGINNING, commence at the intersection of the easterly right-of-way line of Kimball Bridge Road and the northerly right-of-way line of North Point Parkway and run in a generally northeasterly direction along said northerly right-of-way line of North Point Parkway a distance of 4,244.35 feet to a point; thence leaving the said northerly right-of-way line of North Point Parkway run North 71 degrees 39 minutes 20 seconds West a distance of 170.16 feet to a point; thence run 206.90 feet along the arc of a curve to the left said curve having a radius of 1,435.00 feet and being subtended by a chord of North 75 degrees 47 minutes 10 seconds West a distance of 206.72 feet to the TRUE POINT OF BEGINNING; FROM SAID TRUE POINT OF BEGINNING AS THUS ESTABLISHED, run South 00 degrees 00 minutes 00 seconds West a distance of 276.88 feet to a point; thence run South 53 degrees 47 minutes 46 seconds West a distance of 408.06 feet to a point; thence run South 75 degrees 05 minutes 22 seconds West a distance of 173.66 feet to a point; thence urn South 46 degrees 50 minutes 30 seconds West a distance of 89.39 feet to a point; thence run South 73 degrees 48 minutes 57 seconds West a distance of 97.58 feet to a point; thence run South 64 degrees 23 minutes 04 seconds Wet a distance of 61.26 feet to a point; thence run North 66 degrees 51 minutes 29 seconds West a distance of 69.50 feet to a point; thence run North 45 degrees 03 minutes 22 seconds West a distance of 56.00 feet to a point; thence run North 66 degrees 40 minutes 58 seconds West a distance of 110.30 feet to a point; thence run North 86 degrees 53 minutes 02 seconds Wets a distance of 60.16 feet to a point; thence run North 32 degrees 45 minutes 29 seconds West a distance of 55.29 feet to a point; thence run North 64 degrees 47 minutes 27 seconds West a distance of 66.28 feet to a point; thence run North 08 degrees 56 minutes 48 seconds West a distance of 82.08 feet to a point; thence run North 50 degrees 51 minutes 11 seconds West a distance of 111.84 feet to a point on the proposed northeasterly right-of-way of a “Proposed Road (R/W varies)”; thence run in a generally northeasterly direction along the said proposed northeasterly right-of-way of the Proposed Road the following courses and distances: along the arc of a 1,182.92 foot radius curve to the right an arc distance of 170.47 feet (said arc being subtended by a chord bearing North 58 degrees 40 minutes 52 seconds East a distance of 170.32 feet) to a point; North 54 degrees 33 minutes 09 seconds East a distance of 268.3 feet to a point; along the arc of a 1,004.74 foot radius curve to the right an arc distance of 739.45 feet to a point (said arc being subtended by a chord bearing

A-1

North 75 degrees 38 minutes 11 seconds East a chord distance of 722.88 feet) to a point; South 74 degrees 16 minutes 45 seconds East a distance o 104.91 feet to a point; thence leaving the proposed northeasterly right-of-way of a Proposed Road, run thence South 00 degrees 00 minutes 00 seconds West a distance of 57.97 feet to a point, which point is the TRUE POINT OF BEGINNING.

The above-described property contains 12.8388 acres, more or less, and is shown on and described according to that certain ALTA/ACSM Survey for Opus South Corporation, et. Al., prepared by Travis Pruitt & Associates, P.C., dated March 21, 1996, last revised August 6, 1996, which survey is hereby incorporated herein by this reference.

TOGETHER WITH easements appurtenant to the above-described property contained in the following-described documents:

1.                                       Easement Agreement between Royal 400 Land Company I, L.L.C., a Delaware limited liability company and Opus South Corporation, a Florida corporation, dated August 7, 1996, recorded in Deed Book 21282, page 144, Fulton County, Georgia, Records.

2.                                       Soil Fill Easement Agreement between Royal 400 Land Company I, L.L.C., a Delaware limited liability company and Opus South Corporation, a Florida corporation, dated August 7, 1996, recorded in Deed Book 21282, page 157, Fulton County, Georgia, Records.

3.                                       Sign Easement Agreement between Royal 400 Land Company I, L.L.C., a Delaware limited liability company and Opus South Corporation, a Florida corporation, dated August 7, 1996, recorded in Deed Book 21282, page 166, Fulton County, Georgia, Records.

A-1

EXHIBIT “A-I”

PREMISES

A-1-1

EXHIBIT “B”

(WORK LETTER)

To induce Tenant to enter into the Lease (to which this Exhibit B is attached) and in consideration of the mutual covenants hereinafter contained, Landlord and Tenant agree as follows:

1.             Landlord shall construct, or cause to be constructed, leasehold improvements to the Premises (the “Work”) in accordance with the Plans (hereinafter defined). Landlord shall cause a preliminary layout to be prepared with Tenant’s cooperation and for Tenant’s approval. Tenant’s failure to approve or disapprove the layout within five (5) days of its submission shall be deemed an approval. Upon approval of the layout, Landlord shall prepare, or cause to be prepared, working drawings for the construction of the standard building items and improvements, adequate in detail to perform the Work and shall have mechanical (sprinkler, air conditioning, heating, electrical and plumbing) drawings prepared by Landlord’s mechanical engineer covering mechanical elements of the Work (together with the preliminary layout, the drawings are referred to as the “Plans”). The Plans (and any modifications thereof) shall comply with all governmental standards, regulations and requirements and shall be subject to Landlord’s approval (which approval shall not be unreasonably withheld). Tenant’s failure to approve or disapprove the Plans within five (5) days of submission shall be deemed an approval. Tenant shall not unreasonably withhold its approval of the Plans or any part thereof.

2.             Any other work desired by Tenant, and approved by Landlord (which approval shall not be unreasonably withheld), shall be performed by Landlord or Landlord’s contractors, unless Landlord otherwise consents in writing. If Tenant desires any work in addition to the Work described in Section 1 hereof (“Additional Work”), Tenant shall cause the necessary drawings, plans and specifications for the Additional Work to be included on the Plans, or shall submit to Landlord or Landlord’s agent (at Tenant’s sole cost and expense) the necessary drawings, plans and specifications for the Additional Work within five (5) days of submission of the Plans to Tenant for approval. Prior to commencing any such Additional Work requested by Tenant, Landlord or Landlord’s agent shall submit to Tenant a written estimate of the cost of such Additional Work. If Tenant shall fail to approve said estimate within seven (7) days from the receipt thereof, the same shall be deemed disapproved in all respects by Tenant and Landlord shall not be authorized to proceed thereon. If Tenant desires any changes in the Additional Work after having approved the initial plans and cost estimate, Tenant shall be required to sign such field order changes requested by Landlord or Landlord’s contractors or agents to evidence any such change desired by Tenant. Tenant acknowledges that no cost estimate will be given for any changes in the Additional Work after the initial cost estimate has been approved by Tenant, and Tenant shall be responsible for any and all costs associated with any such change.

3.             (a)           The Tenant Improvement Allowance provided in Section 20 of the Lease (which Tenant Improvement Allowance shall be applied toward the cost of the Work and the excess, if any, toward the Additional Work), includes funds to be applied toward the cost of preparing the Plans, the cost of any changes to the Plans and any costs necessary to file the Plans

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with, and obtain the necessary permits and approvals of, any governmental authority having jurisdiction thereof.

(b)           Any additional costs in excess of the funds allocated by Landlord in the Tenant Improvement Allowance for Plan preparation shall be due and payable by Tenant to Landlord within ten (10) days after receipt by Tenant of a statement therefor. Any costs of the Work and Additional Work in excess of the Tenant Improvement Allowance specified in the Lease shall be due and payable as provided in the Lease.

4.             Landlord, at Landlord’s discretion, may permit Tenant and Tenant’s agents to enter the Premises prior to the Commencement Date of the Term of the Lease in order that Tenant may do such other work as may be required by Tenant to make the Premises ready for Tenant’s use and occupancy. If Landlord permits such entry prior to such Commencement Date, such permission is conditioned upon Tenant and its agents, contractors, employees and invitees working in harmony and not interfering with Landlord and its agents, contractors and employees in doing the Work and the Additional Work or for other tenants and occupants of the Building. If at any time such entry shall cause or threaten to cause disharmony or interference, Landlord shall have the right to withdraw such permission upon 24 hours notice to Tenant. Tenant agrees that any such entry into and occupation of the Premises shall be deemed to be under all of the terms, covenants, conditions and provisions of the Lease except as to the covenant to pay the rent, and further agrees Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of Tenant’s work and installations made in the Premises or to properties placed therein prior to the Commencement Date of the term of the Lease, the same being at Tenant’s sole risk.

5.             Substantial completion of the Work shall be deemed to occur on the date when the Work has been completed (except for punchlist items which do not materially, adversely affect Tenant’s use) and a Certificate of Occupancy has been issued for the Premises. If the substantial completion of the Premises by Landlord is delayed due to any act or omission of Tenant or Tenant’s representatives, including any delays by Tenant in the submission of plans, drawings, specifications or other information or in approving any drawings or estimates or in giving any authorization or approval, the Premises shall be deemed substantially completed on the date when the Work would have been substantially completed but for such delay.

6.             Tenant agrees to pay to Landlord as a construction management fee an amount equal to 6% of the costs of the Work and Additional Work, which fee shall be deducted from the Tenant Improvement Allowance by Landlord from time to time upon completion of the various portions of the Work and Additional Work.

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EXHIBIT “C”

SUBSTANTIAL COMPLETION/ACCEPTANCE LETTER

Date

Re:                               Lease dated as of                  ,        , by and between Landlord, and                                    , as Tenant, for                   rentable square feet on the                   floor of the Building located at                                    .

Dear                  :

In accordance with the terms and conditions of the above referenced Lease, Tenant accepts possession of the Premises and agrees:

1.             The Commencement Date of the Term of the Lease is                  ;

2.             The Termination Date of the Term of the Lease is                  .

Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all 3 counterparts of this Commencement Letter in the space provided and returning 2 fully executed counterparts to my attention.

Sincerely,	Agreed and Accepted:

Tenant:
Property Manager

By:
Name:
Title:
Address:

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EXHIBIT “D”

RULES AND REGULATIONS

1.             The sidewalks, entry passages, corridors, halls, elevators and stairways shall not be obstructed by Tenant or used for any purpose other than that of ingress and egress. The floors, skylights and windows that reflect or admit light into any place in the Building shall not be covered or obstructed by Tenant. The toilets, drains and other water apparatus shall not be used for any other purpose than those for which they were constructed and no rubbish or other obstructing substances shall be thrown therein.

2.             No advertisement, signs, pictures, placards or other notice shall be inscribed, painted or affixed on any part of the outside or inside of the Building, except upon the doors, and of such order, size and style, and at such places, as shall be approved and designated by Landlord. Interior signs on doors will be ordered for Tenant by Landlord, the cost thereof to be charged to and paid for by Tenant.

3.             Tenant shall not do or permit to be done in the Premises, or bring or keep anything therein, which shall in any way increase the rate of insurance carried by Landlord on the Building, or on the Property, or obstruct or interfere with the rights of other tenants or in any way injure or annoy them, or violate any applicable laws, codes or regulations. Tenant, its agents, employees or invitees shall maintain order in the Premises and the Building, shall not make or permit any improper noise in the Premises or the Building or interfere in any way with other tenants, or those having business with them. Nothing shall be thrown by Tenant, its clerks or servants, out of the windows or doors, or down the passages or skylights of the Building. No rooms shall be occupied or used as sleeping or lodging apartments at any time. No part of the Building shall be used or in any way appropriated for gambling, immoral or other unlawful practices, and no intoxicating liquor or liquors shall be sold in the Building.

4.             Tenant shall not employ any persons other than the janitors of Landlord (who will be provided with pass-keys into the offices) for the purpose of cleaning or taking charge of the Premises, except as may be specifically provided otherwise in the Lease.

5.             No animals, birds, bicycles or other vehicles shall be allowed in the offices, halls, corridors, elevators or elsewhere in the Building, without the approval of Landlord.

6.             No painting shall be done, nor shall any alterations be made to any part of the Building or the Premises by putting up or changing any partitions, doors or windows, nor shall there be any nailing, boring or screwing into the woodwork or plastering, nor shall any connection be made in the electric wires or gas or electric fixtures, without the consent in writing on each occasion of Landlord. All glass, locks and trimmings in or upon the doors and windows of the Building shall be kept whole and, when any part thereof shall be broken by Tenant or Tenant’s agent, the same shall be immediately replaced or repaired by Tenant (subject to Tenant’s compliance with Section 23 of the Lease) and put in order under the direction and to the satisfaction of Landlord, or its agents, and shall be kept whole and in good repair. Tenant shall not injure, overload, or deface the Building, the woodwork or the walls of the Premises, nor carry on upon the Premises any noxious, noisy or offensive business.

7.             Two (2) keys will be furnished Tenant without charge. No additional locks or latches shall be put upon any door and no locks shall be changed without the written consent of Landlord. Tenant, at the termination of their Lease, shall return to Landlord all keys to doors in the Building. Tenant shall not alter locks or install new locks without approval from Landlord.

8.             Landlord in all cases retains the power to prescribe the weight and position of iron safes or other heavy articles. Tenant shall make arrangements with the superintendent of the Building when the elevator is required for the purpose of the carrying of any kind of freight.

9.             The use of burning fluid, camphene, benzine, kerosene or anything except gas or electricity, for lighting the Premises, is prohibited. No offensive gases or liquids will be permitted.

10.           If Tenant desires blinds, coverings or drapes over the windows, they must be of such shape, color and material as may be prescribed by Landlord, and shall be erected only with Landlord’s consent and at the expense of Tenant. No awnings shall be placed on the Building. Window covering shall be closed when the effect of sunlight would impose unnecessary loads on the air conditioning system.

11.           All wiring and cabling work shall be done only by contractors approved in advance by Landlord and Landlord shall have the right to have all such work supervised by Building engineering/maintenance personnel. No antenna or cabling shall be installed on the roof or exterior walls of the Building.

12.           At Landlord’s discretion, Landlord may hire security personnel for the Building, and every person entering or leaving the Building may be questioned by such personnel as to the visitor’s business in the Building and shall sign his or her name on a form provided by the Building for so registering such persons. Landlord shall have no liability with respect to breaches of the Building security, if any.

13.           Landlord shall have the right, exercisable without notice and without liability to Tenant, to change the name or street address of the Building or the room or suite number of the Premises.

14.           The freight elevator shall be available for use by all tenants in the Building subject to such reasonable scheduling as Landlord in its discretion shall deem appropriate. The persons employed to move such equipment in or out of the Building must be acceptable to Landlord and any costs incurred by Landlord shall be reimbursed by Tenant.

15.           Canvassing, peddling, soliciting and distribution of handbills or any other written materials in the Building are prohibited and each tenant shall cooperate to prevent the same.

16.           Each tenant shall ensure that all doors to its premises are locked and all water faucets or apparatus and office equipment are shut off before the tenant or its employees leave such premises at night. On multiple tenancy floors, all tenants shall keep the doors to the Building corridors closed at all times except for ingress and egress.

17.           The toilets, urinals, wash bowls and other restroom facilities shall not be used for any purpose other than for which they were constructed, no foreign substance of any kind whatsoever may be thrown therein and the expense of any breakage, stoppage or damage resulting from a violation of this rule shall be borne by the tenant who, or whose employees or invitees, shall have caused it.

18.           Each tenant shall store its refuse within its Premises. No material shall be placed in the refuse boxes or receptacles if such material is of such a nature that it may not be disposed of in the ordinary and customary manner of removal without being in violation of any law or ordinance governing such disposal.

19.           Landlord reserves the right to make such other and reasonable rules and regulations as in its judgment may from time to time be needed for the safety, care and cleanliness of the Building and for the preservation of good order therein.

EXHIBIT “E”

HVAC SPECIFICATIONS

Heating, ventilating and air conditioning equipment in the Building shall be capable of maintaining the following interior conditions when the following maximum outside conditions exist, subject to the conditions set forth in Article 15 of this Lease:

Inside Conditions	Outside Conditions

78° F (dry bulb)	up to 95° F (dry bulb)
up to 75° F (wet bulb)

72° F	down to -2° F
65° F	down to -10° F

Occupant Load	1 person per 100 sq. ft.
(usable)

Equipment & Lighting Load	3.0 watts per sq. ft. (usable)

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EXHIBIT “F”

INTENTIONALLY OMITTED

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EXHIBIT “G”

INTENTIONALLY OMITTED

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EXHIBIT “H”

SPECIAL STIPULATIONS

1.             Security Deposit Reduction

If no event of monetary default occurs during the first eleven months of the lease term, Landlord shall apply one half of the security deposit ($4,123.96) against base rent in the twelfth month.

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EXHIBT “I”

INTENTIONALLY OMITTED

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